Exhibit 99.1

CARMIKE CINEMAS REPORTS THIRD QUARTER 2007 RESULTS

—Operating Income Increases 59% Over Prior Year Period—

—Theatre Level Cash Flow Increases 10% Over Prior Year Period—

COLUMBUS, GA – November 6, 2007—Carmike Cinemas, Inc. (NASDAQ: CKEC) today reported results for its third quarter ended September 30, 2007.

Third Quarter Operating Results

Total revenue for the quarter ended September 30, 2007 was $135.3 million as compared to $130.3 million for the quarter ended September 30, 2006. Admissions revenue was $88.7 million for the quarter ended September 30, 2007 as compared to $85.5 million for the quarter ended September 30, 2006. Concessions and other revenue was $46.5 million for the quarter ended September 30, 2007 as compared to $44.8 million for the quarter ended September 30, 2006.

Operating income was $13.8 million for the third quarter of 2007 as compared to $8.7 million for the same period in 2006. Theatre level cash flow was $29.1 million for the third quarter of 2007 compared to $26.5 million for the same period in 2006. Interest expense, net of interest income was $11.8 million for the third quarter of 2007 as compared to $12.2 million for the same period in 2006, due to lower average interest rates and a decrease in debt outstanding.

“We had a solid third quarter, which included improved revenues, operating income and theatre level cash flow compared to the third quarter of 2006,” said Michael W. Patrick, Carmike’s Chairman, President and CEO. “We have had success in reducing costs at the theatre level and we benefited from a significant reduction in professional fees at the corporate level. We continue to further establish our industry leadership position as we near the completion of our digital and 3D technology rollout. We believe that our continued focus on cost control measures and digital conversion will lead to additional cash flow improvement.”

Income tax expense was $0 in the third quarter of 2007 as compared to an income tax benefit of $2.6 million for the same period in 2006. No income tax expense or benefit is reflected in the interim financial statements for the three months ended September 30, 2007, due to the recording of a full valuation allowance against the deferred tax assets.

Net income was $2.0 million, or $0.16 per diluted share, for the quarter ended September 30, 2007, compared to a net loss of $1.0 million, or $0.08 per diluted share, for the quarter ended September 30, 2006.

For the nine month period ended September 30, 2007 total revenues increased approximately 1% to $376.0 million as compared to $372.1 million for the same period in 2006. Admissions revenue was $246.2 million for the nine months ended September 30, 2007 as compared to $243.0 million for the same period in 2006. Concessions and other revenue was $129.9 million for the nine months ended September 30, 2007 as compared to $129.2 million for the same period in 2006. Operating income was $31.1 million for the nine months ended September 30, 2007 as compared to $20.1 million for the same period in 2006. Theatre level cash flow was $75.9 million for the nine months ended September 30, 2007 as compared to $73.7 million for the same period in 2006. Interest expense, net of interest income was $35.5 million for the nine months ended September 30, 2007 as compared to $34.2 million for the same period in 2006.

At September 30, 2007, Carmike’s cash and cash equivalents balance was $23.0 million versus $26.0 million at December 31, 2006 and $16.2 million at September 30, 2006. Carmike had net debt of $414.6 million at September 30, 2007 compared to net debt of $414.1 million at December 31, 2006. At September 30, 2007, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.

Conference Call Information

Carmike will hold its third quarter 2007 earnings conference call on Tuesday, November 6, 2007, at 5:00 p.m. (ET) to discuss the information contained in this release. The conference call can be accessed by dialing (888) 820-9421 or for international participants (913) 312-0836. The replay of the conference call will be available until midnight ET, November 13, 2007, by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 3826488. The call will also be webcast live over the Internet from the Company’s website at www.carmike.com under the Investor Relations section. The on-line replay will be available for a limited time immediately following the call.

Supplemental Financial Measures

Total debt, net debt and theatre level cash flows are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization and loss on sale of property and equipment, less gains on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the three and nine months ended September 30, 2007 and 2006, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.

About Carmike Cinemas

Carmike Cinemas, Inc. is one of the largest motion picture exhibitors in the United States and owns, operates or has an interest in 270 theatres with 2,369 screens located in 37 states. Carmike targets small to mid-size markets for its theatre locations, and estimates more than 80% of its theatres are located in communities with populations of fewer than 100,000 people.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding the 2007 industry box office, digital cinema conversion, growth and opportunities, our cost control measures, our strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified material weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•

other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Revenues:
Admissions	$88,726	$85,542	$246,150	$242,981
Concessions and other	46,548	44,796	129,868	129,155

Total operating revenues	135,274	130,338	376,018	372,136
Operating costs and expenses:
Film exhibition costs	48,966	47,553	135,744	132,661
Concession costs	4,947	4,338	13,758	13,679
Other theatre operating costs	52,259	51,981	150,608	152,077
General and administrative expenses	5,338	7,442	16,731	22,975
Depreciation and amortization	9,849	10,043	30,055	30,811
Loss (gain) on sale of property and equipment	143	303	(1,963)	(134)

Total operating costs and expenses	121,502	121,660	344,933	352,069

Operating income	13,772	8,678	31,085	20,067

Interest expense, net	11,814	12,238	35,479	34,221
Gain on sale of investments	(22)	0	(1,700)	0
Loss on extinguishment of debt	0	0	0	4,811

Net income (loss) before income taxes	1,980	(3,560)	(2,694)	(18,965)
Income tax expense (benefit)	0	(2,566)	55,903	(5,276)

Net income (loss) available for common stockholders	$1,980	$(994)	$(58,597)	$(13,689)

Weighted average shares outstanding:
Basic	12,650	12,401	12,589	12,350
Diluted	12,650	12,401	12,589	12,350

Net income (loss) per common share:
Basic	$0.16	$(0.08)	$(4.65)	$(1.11)

Diluted	$0.16	$(0.08)	$(4.65)	$(1.11)

Dividends declared per share	$0.175	$0.350	$0.525	$0.525

TOTAL DEBT AND NET DEBT (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	September 30, 2007	December 31, 2006
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,752	$5,608
Long term debt, less current maturities	314,121	316,544
Capital leases and long-term financing obligations, less current maturities	118,713	117,979

Total debt	437,586	440,131
Less cash and cash equivalents	(23,021)	(26,016)

Net debt	$414,565	$414,115

THEATRE LEVEL CASH FLOW (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006
Operating Income	$13,772	$8,678	$31,085	$20,067
Loss (gain) on sale of property and equipment	143	303	(1,963)	(134)
General and administrative expenses	5,338	7,442	16,731	22,975
Depreciation and amortization	9,849	10,043	30,055	30,811

Theatre level cash flow	$29,102	$26,466	$75,908	$73,719

Company Contact:

Investor Relations

203/682-8211